As filed with the Securities and Exchange Commission on August 1, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________
GARTNER, INC.
(Exact name of registrant as specified in its charter)
_____________________________

Delaware (State or other jurisdiction of incorporation or organization	P.O. Box 10212 56 Top Gallant Road Stamford, Connecticut 06902-7700 (Address of principal executive offices including zip code)	04-3099750 (I.R.S. Employer Identification No.)
_______________________________
GARTNER, INC. LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED
(Full Title of the Plan)

Thomas Kim Senior Vice President, General Counsel & Secretary Gartner, Inc. P.O. Box 10212 56 Top Gallant Road Stamford, Connecticut 06902-7700 (203) 964-0096	Copies to:| Sean Feller Gibson, Dunn & Crutcher LLP 2029 Century Park East, Suite 4000 Los Angeles, CA 90067-3026 (310) 552-8500
(Name and address of agent for service)
(203) 964-0096
(Telephone number, including area code, of agent for service)
___________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
___________________

EXPLANATORY NOTE
Gartner, Inc. (the “Registrant”) is filing this Registration Statement pursuant to General Instruction E of Form S-8 in order to register an additional 4,000,000 shares of its common stock, par value $0.0005 per share (“Common Stock”), that may be issued under the Gartner, Inc. Long-Term Incentive Plan, as amended and restated effective June 1, 2023 (the “Plan”). The shares of Common Stock registered hereby are of the same class and relate to the same employee benefit plan as those shares registered on the Registrant’s registration statement on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on November 25, 2014 (File No. 333-200585), which is incorporated by reference herein and made a part of this Registration Statement, except as amended hereby.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers.
Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
Section 145 of the DGCL further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
Section 102(b) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of a director to the corporation or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches such director’s duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the DGCL or (iv) obtains an improper personal benefit. In accordance with the DGCL, Article VII of the Registrant’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as it may be amended, no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.
As permitted by the DGCL, the Registrant’s Bylaws, as amended, provide that, under certain circumstances, the Registrant shall indemnify its directors and officers against all expense, liability and loss, including attorneys’ fees, actually and reasonably incurred by such persons.
The Registrant maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act of 1933, as amended. In addition, pursuant to his employment agreement, the Company has agreed to maintain insurance and to indemnify Mr. Eugene A. Hall, the Registrant’s Chief Executive Officer, to the maximum extent permitted by the Registrant’s Bylaws, as amended, with such insurance coverage and indemnification to be in accordance with the Registrant’s standard practices for senior executive officers but on terms no less favorable than provided to any other senior executive officer or director.
The foregoing summaries are necessarily subject to the complete text of the statute, the Restated Certificate of Incorporation, and the Bylaws, as amended, and the arrangements referred to above and are qualified in their entirety by reference thereto.
Item 8. Exhibits.

EXHIBIT NO.	DESCRIPTION

4.1	Restated Certificate of Incorporation of Gartner, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed July 6, 2005).

4.2	By-laws of Gartner, Inc. (as amended through April 29, 2021) (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed May 5, 2021).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP.

24.1*	Power of Attorney (included on signature page to this Registration Statement).

99.1	Gartner, Inc. Long-Term Incentive Plan, as amended and restated (incorporated by reference to Appendix A of the Registrant's Definitive Proxy Statement, filed April 17, 2023).
107.1*	Filing Fee Table.

* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this August 1, 2023.

GARTNER, INC
By:	/s/ Craig W. Safian

Craig W. Safian Executive Vice President and Chief Financial Officer
        POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eugene A. Hall and Craig W. Safian, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any or all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Eugene A. Hall	Director and Chief Executive Officer (Principal Executive Officer)	August 1, 2023
Eugene A. Hall
/s/ Craig W. Safian	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 1, 2023
Craig W. Safian
/s/ Peter E. Bisson	Director	August 1, 2023
Peter E. Bisson
/s/ Richard J. Bressler	Director	August 1, 2023
Richard J. Bressler
/s/ Raul E. Cesan	Director	August 1, 2023
Raul E. Cesan
/s/ Diana S. Ferguson	Director	August 1, 2023
Diana S. Ferguson
/s/ Anne Sutherland Fuchs	Director	August 1, 2023
Anne Sutherland Fuchs
/s/ William O. Grabe	Director	August 1, 2023
William O. Grabe
s/ José M. Gutiérrez		August 1, 2023
José M. Gutiérrez	Director
s/ Stephen G. Pagliuca	Director	August 1, 2023
Stephen G. Pagliuca
/s/ Eileen M. Serra	Director	August 1, 2023
Eileen M. Serra
/s/ James C. Smith	Director	August 1, 2023
James C. Smith

3